Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Viviti Technologies Ltd.

We have audited the accompanying consolidated balance sheets of Viviti Technologies Ltd. as of December 31, 2009 and 2010, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viviti Technologies Ltd. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2010, Viviti Technologies Ltd. adopted the accounting guidance for the transfers of financial assets.

/s/ Ernst & Young LLP

San Jose, California

February 16, 2011

Viviti Technologies Ltd.

Consolidated Balance Sheets

(In millions, except for shares and per share data)

	December 31,
	2009	2010
Assets
Current assets:
Cash	$20	$16
Accounts receivable, net of allowance for doubtful accounts of $4 and $3 at December 31, 2009 and 2010, respectively	433	585
Securitized accounts receivable	—	200
Inventories	450	542
Deferred income taxes	60	45
Receivables from Hitachi Ltd. and affiliates	60	55
Prepaid expenses and other current assets	32	53

Total current assets	1,055	1,496

Property, plant and equipment, net	1,618	1,745
Land being readied for sale	146	146
Goodwill	112	112
Other intangible assets	33	23
Other assets	91	134

Total assets	$3,055	$3,656

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$795	$920
Accrued liabilities	313	263
Payable to Hitachi Ltd. and affiliates	59	71
Accrued warranty	111	108
Accounts receivable-related borrowings	—	200
Lines of credit with banks	73	62
Borrowings from Hitachi Ltd. and affiliates, current	680	360

Total current liabilities	2,031	1,984

Pension and other retirement benefit liabilities	184	219
Accrued warranty	74	74
Borrowings from Hitachi Ltd. and affiliates, less current portion	62	38
Other liabilities	89	85

Total liabilities	2,440	2,400

Commitments and contingencies (Note 13)

Redeemable share-based awards	—	19
Redeemable preference shares:
Class A preference shares, $1.06 par value and no par value per share as of December 31, 2009 and 2010, respectively; 3,000 shares authorized as of December 31, 2009, 3,000 shares issued and outstanding at December 31, 2009 and 2010	—	—
Class C preference shares, $1.06 par value and no par value per share as of December 31, 2009 and 2010, respectively; 15,000 shares authorized as of December 31, 2009, 15,000 issued and outstanding at December 31, 2009 and 2010	—	—

Shareholders’ equity:
Class B ordinary shares, $1.02 par value and no par value per share as of December 31, 2009 and 2010, respectively; 350,000,000 shares authorized as of December 31, 2009, 88,400,000 and 88,400,001 shares issued and outstanding at December 31, 2009 and 2010, respectively	90	—
Class D ordinary shares, $0.01 par value and no par value per share as of December 31, 2009 and 2010, respectively; 23,000,000 shares authorized as of December 31, 2009, no shares issued and outstanding at December 31, 2009 and 2010	—	—
Paid-in capital	2030	2,113
Accumulated deficit	(1,512)	(897)
Accumulated other comprehensive income (loss)	(5)	8

Total Viviti Technologies Ltd. shareholder’s equity	603	1,224
Noncontrolling interest	12	13

Total shareholders’ equity	615	1,237

Total liabilities, redeemable share-based awards and shareholders’ equity	$3,055	$3,656

See accompanying notes to consolidated financial statements.

Viviti Technologies Ltd.

Consolidated Statements of Operations

(In millions, except per share data)

	Years Ended December 31,
	2008	2009	2010
Revenue	$5,191	$4,464	$5,510
Revenue from Hitachi Ltd. and affiliates	391	365	477

Total revenue	5,582	4,829	5,987

Cost of revenue	4,609	3,949	4,460

Gross profit	973	880	1,527
Operating expenses:
Research and development	554	532	628
Selling, general, and administrative	246	252	270
Restructuring	68	14	6
Impairment of long-lived assets	53	3	—

Total operating expenses	921	801	904

Income from operations	52	79	623
Interest income	11	3	—
Interest expense	(44)	(16)	(16)
Other income (expense), net	(6)	7	25

Total other income (expense)	(39)	(6)	9

Income before provision for income taxes and noncontrolling interest	13	73	632

Provision for (benefit from) income taxes	(2)	28	15

Net income	15	45	617
Less: Net income (loss) attributable to the noncontrolling interest	2	(1)	2

Net income attributable to Viviti Technologies Ltd.	$13	$46	$615

Net income per ordinary share attributable to Viviti Technologies Ltd.:
Basic	$0.15	$0.52	$6.96
Diluted	$0.15	$0.52	$6.93
Number of shares used in per share calculation:
Basic	88.4	88.4	88.4
Diluted	88.4	88.4	88.8

See accompanying notes to consolidated financial statements.

Viviti Technologies Ltd.

Consolidated Statements of Equity

(In millions)

	Hitachi Global Storage Technologies Holding Pte. Ltd. Shareholder’s Equity
	Class B Ordinary Shares		Paid-in	Accumulated	Accumulated Other Comprehensive	Noncontrolling	Total Shareholders’
	Shares	Par Value	Capital	Deficit	Income (Loss)	Interest	Equity
Balances, December 31, 2007	88	$90	$2,030	$(1,571)	$3	$17	$569
Comprehensive income:
Net income	—	—	—	13	—	2	15
Other comprehensive income (loss):
Cumulative translation adjustment	—	—	—	—	32	—	32
Defined benefit pension and other postretirement plans, net of tax of $24	—	—	—	—	(38)	—	(38)
Dividend payment attributable to noncontrolling interest	—	—	—	—	—	(3)	(3)

Total other comprehensive loss							(9)

Total comprehensive income							6

Balances, December 31, 2008	88	90	2,030	(1,558)	(3)	16	575
Comprehensive income:
Net income	—	—	—	46	—	(1)	45
Other comprehensive income (loss):
Cumulative translation adjustment	—	—	—	—	(4)	—	(4)
Defined benefit pension and other postretirement plans, net of tax of $2	—	—	—	—	2	—	2
Dividend payment attributable to noncontrolling interest	—	—	—	—	—	(3)	(3)

Total other comprehensive loss							(5)

Total comprehensive income							40

Balances, December 31, 2009	88	90	2,030	(1,512)	(5)	12	615
Comprehensive income:
Net income	—	—	—	615	—	2	617
Other comprehensive income (loss) :
Cumulative translation adjustment	—	—	—	—	23	—	23
Defined benefit pension and other postretirement plans, net of tax benefit of ($4)	—	—	—	—	(10)	—	(10)
Dividend payment attributable to noncontrolling interest	—	—	—	—	—	(1)	(1)

Total other comprehensive income							12

Total comprehensive income							629
Redeemable share-based awards	—	—	(19)	—	—	—	(19)
Exchange of par value Hitachi Global Storage Technologies Netherlands B.V. shares for no par value Viviti Technologies Ltd. shares	—	(90)	90	—	—	—	—
Share-based compensation	—	—	12	—	—	—	12

Balances, December 31, 2010	88	$—	$2,113	$(897)	$8	$13	$1,237

See accompanying notes to consolidated financial statements.

Viviti Technologies Ltd.

Consolidated Statements of Cash Flows

(In millions)

	Years Ended December 31,
	2008	2009	2010
Operating activities
Net income	$15	$45	$617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	508	399	395
Loss on disposal of property, plant and equipment	26	5	9
Loss on sale of receivables, net	13	4	—
Share-based compensation	—	—	12
Deferred income taxes	(21)	—	(30)
Impairment of long-lived assets	53	3	—
Changes in operating assets and liabilities:
Accounts receivable	221	(187)	(143)
Securitized accounts receivable	—	—	(200)
Inventories	5	113	(96)
Prepaid expenses and other current assets	24	2	(29)
Accounts payable	(211)	137	119
Accrued liabilities	24	10	(38)
Payable to Hitachi Ltd. and affiliates	(18)	(3)	12
Accrued warranty	20	—	(3)
Pension and other retirement benefit liabilities	(3)	6	8

Net cash provided by operating activities	656	534	633

Investing activities
Purchases of property, plant and equipment	(238)	(188)	(480)
Proceeds from sale of property, plant and equipment	5	1	5
Land being readied for sale	(30)	(8)	—
Acquisitions, net of cash acquired	—	(71)	(4)

Net cash used in investing activities	(263)	(266)	(479)

Financing activities
Proceeds from lines of credit with banks	376	402	168
Repayments of lines of credit with banks	(568)	(416)	(179)
Accounts receivable-related borrowings, net	—	—	200
Proceeds from borrowings from Hitachi Ltd. and affiliates	5,108	7,127	4,658
Repayments of borrowings from Hitachi Ltd. and affiliates	(5,305)	(7,361)	(5,014)
Other	(4)	(13)	8

Net cash used in financing activities	(393)	(261)	(159)

Effect of exchange rate changes on cash	4	—	1

Net change in cash	4	7	(4)
Cash, beginning of year	9	13	20

Cash, end of year	$13	$20	$16

Supplemental disclosures of cash flow information
Cash paid during the year:
Interest	$49	$17	17
Income taxes	32	22	43
Noncash financing and investing activities:
Property, plant, and equipment acquired under capital lease	7	5	—

See accompanying notes to consolidated financial statements.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Company Information

Hitachi Global Storage Technologies Netherlands B.V., a company incorporated under the laws of the Netherlands, was formed as a wholly-owned subsidiary of Hitachi Ltd. (“Hitachi” or the “Parent”) in the beginning of 2003 through the combination of the disk drive businesses of IBM and Hitachi. From the beginning of 2003 until November 2010, the company operated in a holding company structure under Hitachi Global Storage Technologies Netherlands B.V. In October 2010, Hitachi Global Storage Technologies Holdings Pte. Ltd. (“Hitachi GST” or the “Company”) was incorporated under the laws of the Republic of Singapore, and in November 2010, Hitachi GST became the holding company. The change in domicile of the holding company did not have a significant impact on the consolidated results of operations or financial position. In 2011, the name of the holding company was changed to Viviti Technologies Ltd. The Company is dependent upon financing provided by the Parent under various credit facilities. Note 4 provides additional information related to these credit facilities.

The Company is an industry-leading developer and manufacturer of storage devices that enable digital information to be stored, organized, protected, moved and accessed. The Company’s current products are principally disk drives, which are the fundamental storage medium for digital content today. The Company’s products are found in a broad range of electronics and across disk drive storage markets, including the enterprise market, where its products are used in servers, workstations and mainframes, storage area networks and network attached storage; the client compute market, where its products are used in notebooks, netbooks and desktop computers; and the consumer and personal storage market, where its products are used in consumer electronics, such as gaming consoles, DVRs and set top boxes, personal storage systems and automobiles. The Company sells its products globally to industry leading original equipment manufacturers (“OEMs”), distributors and retailers.

Stock Split and Exchange of Shares

In March 2010, Hitachi GST effected a 10,000-for-1 stock split of the Company’s ordinary shares series B and a 1,000:1 stock split of the Company’s preference shares series C. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto, have been adjusted retroactively, where applicable, to reflect this stock split. In addition, the Company authorized 23 million ordinary shares, series D.

In November 2010, in connection with the change in domicile to Singapore, the Company issued to Hitachi Class A and Class C preference shares and Class B ordinary shares in the capital of the Company, in a one-for-one exchange for the issued and outstanding preference shares Series A and Series C and ordinary shares Series B in the capital of Hitachi Global Storage Technologies Netherlands B.V. held by Hitachi (see Note 6).

Basis of Presentation

The consolidated financial statements include the accounts of the Company, its wholly owned and majority-owned subsidiaries and all variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated.

The Company has prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The U.S. Dollar is the functional currency for all but one of the Company’s subsidiaries. When the U.S. Dollar is the functional currency, monetary accounts denominated in non-U.S. currencies, such as cash or payables to vendors, are remeasured to the U.S. Dollar and all gains and losses resulting from remeasurement are recorded in other income (expense), net in the accompanying consolidated statements of operations. Non-monetary assets and liabilities are translated at historical rates. One foreign operation designates its local currency as its functional currency. The accounts of this operation are translated into U.S. Dollars and the resulting translation adjustments are recorded in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Noncontrolling interest in the accompanying consolidated financial statements relates to the aggregate 20% ownership in the Company’s consolidated majority-owned subsidiary, Shenzhen Hailiang Storage Products Company Limited in China.

Management Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not hold any cash equivalents for the periods presented.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company maintains an allowance for uncollectible accounts receivable based upon expected collectability. This reserve is established based upon historical trends, global macroeconomic conditions and an analysis of specific exposures.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. The Company records inventory write-downs for the valuation of inventory at the lower of cost or net realizable value by analyzing market conditions and estimates of future sales prices as compared to inventory costs and inventory balances. Net realizable value is based upon an estimated average market value reduced by estimated completion and selling costs.

The Company routinely evaluates inventory balances for excess quantities and obsolescence by analyzing inventory on hand, historical sales levels and estimated future demand, and reduces inventory balances to net realizable value for excess and obsolete inventory.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization, computed on a straight-line basis over the estimated useful life of the respective assets. Equipment under capital leases is amortized over the shorter of the estimated useful life of the equipment or the lease term. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the underlying assets or the lease term. Land is not subject to depreciation. Maintenance and repairs are charged to operations as incurred.

Goodwill

Goodwill represents the excess purchase price of an acquisition over the fair value of the net identified tangible and intangible assets acquired. Goodwill is not amortized, but is tested for impairment on an annual basis or more frequently whenever events or changes in circumstances indicate that goodwill may be impaired. This annual test is performed in the Company’s fourth quarter.

Testing goodwill for impairment requires a two-step approach. In step one, the Company compares the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income approach and the market approach. If step one of the analysis demonstrates that the fair value of the reporting unit is below its carrying value, the Company will proceed to step two. In step two, the Company estimates the fair value of all identified assets and liabilities of the reporting unit using the income and market approaches. The excess of the fair value of the reporting unit over the fair values of the identified assets and liabilities is the implied fair value of goodwill. If the fair value of the goodwill is lower than the carrying value of the goodwill, an impairment charge is recorded to reduce the goodwill carrying value to its fair value. The Company did not record goodwill impairment for any of the periods presented, as in each period the Company determined that the fair value of its reporting unit exceeded its carrying amount, including goodwill.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Other Intangible Assets

Acquisition-related intangible assets, including technology, trade names and customer relationships, are presented at cost, net of accumulated amortization. Acquired intangibles with definite lives are amortized on a straight-line basis over their respective estimated useful lives, ranging from two to seven years. The Company assesses intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The Company did not record an impairment of intangible assets for any of the periods presented.

Land Being Readied for Sale

The Company has land in San Jose, California, which was the former site of certain office and manufacturing facilities and was originally acquired as part of the acquisition of the disk drive business of IBM. The Company is evaluating under what circumstances to dispose of the land. Accordingly, the land is classified as a non-current asset. Costs to prepare the land for sale are capitalized to the extent that recovery of such costs is reasonably expected from the sale.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets, including land being readied for sale, intangible assets with finite lives and property, plant and equipment for impairment whenever events or circumstances indicate the carrying value of those assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition is less than their carrying values. The impairment losses are measured as the amount by which the carrying value of the asset exceeds the fair value. In determining the fair value, the Company uses the income and market approaches. If the fair value of the asset is lower than the asset’s carrying value, an impairment charge is recorded to reduce the carrying value to fair value. If useful lives of long-lived assets have decreased, the remaining net book value is amortized over the revised useful life.

The Company incurred $53 million and $3 million of impairment charges for land being readied for sale in 2008 and 2009, respectively. The Company did not record any impairment of long-lived assets in 2010.

Revenue Recognition

The Company recognizes revenue, including revenue from distribution customers, when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collection is reasonably assured. Products are considered delivered when shipped and title and risk of loss have been transferred, based upon the terms of shipment, from the Company or third party warehouse facilities.

The Company maintains various sales incentive programs aimed at increasing customer demand. These programs typically involve rebates related to a distributor’s level of sales, order size and price protection adjustments. The Company’s price protection program entitles distributors and resellers to limited price protection for inventories held by them at the time of published list price reductions. The Company also provides rebates based on volume of purchases or other agreed-upon rebate programs to distributors, resellers and OEMs. The Company estimates reductions to revenue for sales incentive programs and records such reductions when revenue is recorded. The Company also has programs under which it reimburses resellers and distributors for certain qualified marketing expenditures, which are recorded as a reduction to revenue when the related product revenue is recorded. Estimates related to these rebates and adjustments are based on various factors, including price reductions during the period reported, estimated future price erosion, customer orders, distributor sell-through and inventory levels, program participation, and customer claim submittals. These estimates include judgments relating to variables such as customer claim rates and attainment of program goals, and inventory supply and sell-through levels reported by the Company’s distributors. The Company’s estimates are impacted by its assessment of industry supply and demand conditions, including seasonal demand, competitor actions, channel mix and overall availability of products.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The Company generally does not grant product return rights.

Shipping and Handling

The Company includes costs related to shipping and handling in cost of revenue.

Accrued Warranty

Warranty costs are accrued when revenue is recognized. The Company generally warrants its products for a period of one to five years. The warranty provision considers estimated product failure rates and estimated warranty fulfillment costs, which include the estimated cost and mix of providing customers with replacement drives, repaired drives, or customer compensatory claims for product quality issues. The Company uses a statistical warranty tracking model that considers historical trends to develop estimates of future warranty costs. The estimated future warranty costs are affected by warranty terms offered, the warranty period, shipment volumes, product failure rates and warranty fulfillment costs. Warranty estimates involve a greater degree of subjectivity with respect to newly introduced products because of limited experience with those products upon which to base the Company’s warranty estimates. For new product introductions where limited or no historical information exists, warranty information from previous similar products is used to estimate the warranty accrual.

Costs Associated with Exit and Disposal Activities

The Company recognizes a liability measured at fair value for one-time involuntary termination benefits at the communication date of the termination. If employees are required to render service until they are terminated and that service period extends beyond a defined minimum retention period, a liability is recognized ratably over the future service period. For any employee voluntary terminations, the Company recognizes a liability for related costs when the employee accepts the termination offer and the amount is reasonably estimable.

A liability for the costs to terminate a contract before the end of its term is recognized and measured at its fair value when the Company terminates the contract. A liability for any costs that continue to be incurred under a terminated contract without benefit to the Company is recognized and measured at its fair value.

Share-Based Compensation

The Company’s share-based compensation plans include options to purchase ordinary shares, restricted share units, which entitle the holder to receive one ordinary share, and share appreciation rights, which entitle the holder to a cash payment equal to the appreciation in the Company’s ordinary shares over a period of time.

Share-based compensation for options to purchase ordinary shares is estimated at the grant date based on fair value as calculated by the Black-Scholes-Merton option pricing model. Share-based compensation for restricted share units is estimated at the grant date based on fair value. The Company recognizes share-based compensation over the requisite service period. Share-based compensation for share appreciation rights is estimated based on fair value as calculated by the Black-Scholes-Merton option pricing model. The share-based compensation liability is remeasured at each reporting date based on the fair value of the award and the service period rendered.

Pensions and Other Postretirement Benefit Plans

The Company has defined benefit pension plans covering certain employees in various countries. The benefits are based on the employees’ years of service and compensation. The plans are funded in conformity with the funding requirements of applicable government authorities. The Company also sponsors defined benefit health care plans for certain eligible retirees and employees. Net periodic costs are recognized as employees render the services necessary to earn the retirement benefits. The Company amortizes unrecognized actuarial gains and losses and prior service costs on a straight-line basis over the remaining estimated average service life of the participants. The measurement date for the plans is December 31 of each year.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The Company recognizes the funded status of its defined benefit pension and postretirement plans in the consolidated balance sheets, with changes in the funded status recognized through accumulated other comprehensive loss in the year in which such changes occur.

Derivative Financial Instruments

The Company enters into forward exchange contracts to hedge the impact of foreign currency fluctuations on certain underlying assets, liabilities and commitments for operating expenses to manage the impact of foreign currency exchange risk. Foreign currency derivatives are recorded at fair value using observable market data and reflected in prepaid and other current assets or accrued liabilities.

The Company’s accounting policies for these instruments are based on whether they meet the criteria for designation as cash flow or fair value hedges. Instruments that do not meet the related criteria are classified as non-accounting (balance sheet) hedges. A designated hedge of the exposure to variability in the future cash flows of an asset or a liability, or of a forecasted transaction, is referred to as a cash flow hedge. A designated hedge of the exposure to changes in fair value of an asset or a liability, or of an unrecognized firm commitment, is referred to as a fair value hedge. The criteria for designating a derivative as a cash flow hedge includes the assessment of the instrument’s effectiveness in risk reduction, the matching of the derivative instrument to its underlying transaction, and the probability of occurrence of the underlying transaction. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive loss and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For derivative instruments that are designated as either fair value or balance sheet hedges, changes in fair value are recognized in earnings in the period incurred and are reported in other income (expense), net.

The Company hedges foreign currency risk related to the Thai Baht, Singapore Dollar, Philippine Peso and Japanese Yen and contracts entered into are typically designated as balance sheet hedges. The contracts generally have maturity dates that do not exceed twelve months. All forward exchange contracts are for risk management purposes only. The Company does not purchase currency forward exchange contracts for speculative or trading purposes.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash at banks, trade accounts receivables and derivative financial instruments used in hedging activities. The Company performs credit evaluations of its customers and maintains a provision for potential credit losses based on collectability of all accounts receivable, which limits credit risk on its accounts receivable. The Company has not experienced significant credit losses related to its accounts receivable. The Company is exposed to non-performance risk by counterparties on the currency forward exchange contracts used in hedging activities. The Company seeks to minimize risk by diversifying its hedging program across multiple financial institutions. These counterparties are large international financial institutions, and to date no such counterparty has failed to meet its financial obligations to the Company.

Certain of the raw materials and components used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain of such materials or components, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations.

Income Taxes

Deferred income tax assets and liabilities are recognized for temporary differences between the financial reporting and tax base of the Company’s assets and liabilities and for expected benefits of utilizing net operating loss and tax credit carry-forwards. The Company records a valuation allowance when it is more likely than not that the deferred tax assets will not be realized. The Company evaluates the need for a valuation allowance for its deferred tax assets, and adjusts the valuation allowance so that it records net deferred tax assets to the extent that the Company concludes it is more likely than not that these deferred tax assets will be realized.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The Company’s policy is to record a valuation allowance to reduce net deferred tax assets to an amount at which realization is more-likely-than-not to occur. In making such determination, the Company considers all available evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, long-term deferred tax assets, tax planning strategies and recent financial operations.

The Company recognizes liabilities for uncertain tax positions based on the two-step process. To the extent a tax position does not meet a more-likely-than-not level of certainty, no benefit is recognized in the financial statements. If a position meets the more-likely-than-not level of certainty, it is recognized in the financial statements at the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties related to unrecognized tax benefits are recognized on liabilities recorded for uncertain tax positions and are recorded in the provision for income taxes.

Newly Adopted Accounting Pronouncements

Effective January 1, 2010, the Company adopted the Financial Accounting Standard Board’s (“FASB”) amendments to the accounting guidance for the transfers of financial assets, which eliminated the concept of a qualifying special-purpose entity and changed the requirements for derecognizing financial assets. As a result of this amendment, many types of transferred financial assets that previously qualified for de-recognition from the balance sheet no longer qualify, including certain securitized accounts receivable. In particular, this amendment removed the undivided interest concept and introduced the concept of a participating interest as a unit of account. The amendment reiterates the requirement that in order for a transfer of accounts receivable to qualify as a sale, effective control must be transferred. If the accounts receivable transferred meet the definition of a participating interest, the transfer qualifies for sale accounting. Because the accounts receivable transferred under the Company’s securitization arrangement did not meet the definition of a participating interest, the arrangement failed to meet the new requirements of a complete transfer of control, and could not continue to be treated as a sale. As a result of the adoption of these amendments, effective January 1, 2010, the Company began recording securitized accounts receivable in its consolidated financial statements and began recognizing the outstanding amount of senior undivided interests as borrowings.

Effective January 1, 2010, the Company also adopted the FASB’s amendment to the accounting guidance for enterprises involved with variable interest entities (“VIEs”) that requires an enterprise to perform an analysis to determine whether to consolidate a VIE in its financial statements. This new guidance eliminated a mandatory quantitative approach to determining whether a variable interest gives the entity a controlling financial interest in a VIE in favor of a qualitatively focused analysis, and requires an ongoing reassessment of whether an entity is the primary beneficiary. The adoption of this new accounting guidance did not impact the Company’s consolidated results of operations or financial position.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued accounting guidance related to multiple-deliverable revenue arrangements. This guidance modifies the fair value requirements by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This update requires expanded qualitative and quantitative disclosures and is effective for the Company’s first quarter of 2011. However, early adoption is allowed. The Company does not expect the adoption of this accounting guidance to have a significant impact on its consolidated results of operations or financial position.

In January 2010, the FASB issued accounting guidance requiring additional fair value disclosures. These disclosure requirements are effective in two phases. In 2010, the Company adopted the requirements for disclosures about inputs and valuation techniques used to measure fair value as well as disclosures about significant transfers into and out of Levels 1 and 2. The accompanying fair value disclosures comply with these new disclosure requirements. Beginning in 2011, this new accounting guidance will require presentation of disaggregated activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3). The Company will adopt this expanded disclosure guidance in 2011.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

2. Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value Hierarchy

The classification of related assets and liabilities within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs established for measuring fair value are as follows:

Level 1:	Observable inputs that reflect quoted prices (unadjusted) for identical assets and liabilities in active markets at the measurement date.

Level 2:	Observable inputs that reflect quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means at the measurement date.

Level 3:	Unobservable inputs that reflect the Company’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Financial Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

The following tables present the Company’s financial assets and liabilities measured and recorded at fair value on a recurring basis (in millions):

	As of December 31, 2009
	Fair Value Measured at Reporting Date Using
	Level 1	Level 2	Level 3	Total
Assets:
Debt and equity instruments	$10	$—	$—	$10
Derivative assets	—	2	—	2

Total assets measured and recorded at fair value	$10	$2	$—	$12

Liabilities:
Derivative liabilities	$—	$2	$—	$2

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

	As of December 31, 2010
	Fair Value Measured at Reporting Date Using
	Level 1	Level 2	Level 3	Total
Assets:
Debt and equity instruments	$13	$—	$—	$13
Derivative assets	—	3	—	3

Total assets measured and recorded at fair value	$13	$3	$—	$16

Liabilities:
Derivative liabilities	$—	$—	$—	$—

There were no movements between Level 1 and Level 2 financial assets during the year ended December 31, 2010.

Debt and equity instruments represent the investments held in a Rabbi Trust under a deferred compensation plan recorded in other assets in the accompanying consolidated balance sheets. The investments consist of mutual funds with quoted market prices that are actively traded.

Derivative assets and liabilities consist of forward foreign exchange contracts that are not actively traded and are valued based on the pricing information that is observable in the market place.

The carrying amount of the Company’s other financial instruments, including cash, accounts receivable, securitized accounts receivable, receivables from Hitachi Ltd. and affiliates, accounts payable, borrowings from and payables to Hitachi and affiliates, accounts receivable-related borrowings and other liabilities approximate fair value due to their short-term nature; therefore the Company excludes them from the table above.

Non-Financial Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

In 2008 and 2009, due to events and circumstances that adversely affected the fair value of land being readied for sale, the Company performed an impairment analysis that resulted in an impairment charge of $53 million and $3 million, respectively. To determine the fair value of the land, which is classified as a level 3 asset due to the absence of quoted market prices for identical assets and an inherent lack of liquidity, the Company utilized the market approach. Under this approach, management determined a value based upon prices agreed to by other purchasers and sellers in the market for comparable improved properties that had been sold recently or were currently being offered on the market for sale. The prices of these reasonably-substitutable properties were adjusted for factors including market conditions, zoning, location and conditions of sale to ensure comparability to the land being readied for sale. There were no impairment charges incurred in 2010.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

3. Balance Sheet Components

Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is as follows (in millions):

	Balance at Beginning of Year	Charged to Operations	Charged to Other Accounts(1)	Write-Offs, Net of Recoveries	Balance at End of Year
2008	$2	$—	$—	$—	$2
2009	$2	$—	$5	$(3)	$4
2010	$4	$1	$—	$(2)	$3

(1)	Amounts charged to other accounts in 2009 were amounts assumed in connection with the acquisition of Fabrik Inc.

Revolving Trade Accounts Receivable Financing Program

In 2006, the Company entered into a five-year revolving trade accounts receivable financing program (the “Program”) with a third-party, multi-seller commercial paper conduit (“Conduit”) administered by a bank. Under the terms of the Program, the Company sells, on a revolving basis, certain of its trade receivables (“Receivables”) to a wholly owned, bankruptcy-remote special purpose entity (“SPE”) which, in turn, sells a senior undivided interest in its Receivables to the Conduit. The Conduit maintains a securitized interest in the Receivables. Senior undivided interests are sold to the Conduit without recourse to the Company or the SPE other than for breaches of representation and warranties as to the qualification of Receivables as of the date of sale and the risk of default on the Receivables, as described below. The SPE was designed so the Company and its creditors will not have access to the SPE’s Receivables until the Conduit fully recovers its investment in the senior undivided interest.

The Program allows the Company to sell outstanding senior undivided interest of up to the lower of the amount of eligible trade accounts receivable or $300 million for the period May 19 through and October 19 of each year and up to the lower of the amount of eligible trade accounts receivable or $400 million at other times during the year. The Company services all of the Receivables, as it is responsible for all collection activities with customer obligors, and receives a market servicing fee for those services. The Program requires the SPE to retain an interest in the Receivables that is subordinated to the Conduit’s senior undivided interest based on a minimum specified percentage of the Conduit’s outstanding senior undivided interest. The Company has no other continuing involvement with the Receivables after the sale of the Receivables.

The Program does not result in a substantive change in the Company’s Receivable related risks, as the Company continues to retain the risk from default on the Receivables up to the amount of the SPE retained interest in the Receivables. Historical receivable credit losses have not been significant. At December 31, 2009 and 2010, the SPE’s retained interest was greater than the required minimum.

The SPE is a VIE as the SPE does not have substantive legal form equity. The Company consolidates the SPE as the Company controls servicing of the SPE’s assets and participates in potentially significant SPE profit or loss through its ownership of the SPE subordinated debt and equity. The Company has never provided non-contractually required financial or other support to the SPE. The Company does not consolidate the Conduit as the Company does not have an economic interest in the Conduit.

The Company’s accounting for the SPE’s sale of senior undivided interests to the Conduit was based upon different accounting guidance before and after January 1, 2010, as described below.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Accounting Prior to January 1, 2010

Prior to January 1, 2010, the SPE’s transfers of senior undivided interests to the Conduit were accounted for as partial sales of the Receivables in the Company’s consolidated financial statements. At the time senior undivided interests were sold to the Conduit, the SPE’s net carrying amount of the portion of Receivables sold (based on an allocation between the portions sold and retained based on relative fair value) was removed from the Company’s consolidated balance sheet, the proceeds from sale were reflected as cash provided by operating activities, and a loss on sale was recognized.

The Company estimated those fair values based on the present value of expected future cash flows, discounted at rates commensurate with the risks involved using the following key assumptions: 1) estimated average life of the Receivable of 42 days, and 2) discount rates of the London inter-bank offered rate (“LIBOR”) + 1.5% for the minimum required retained interest and LIBOR + 0.49% for the remaining retained interest. An immediate adverse change in either the discount rate or in the estimated Receivables life of 10% or 20% would have resulted in a reduction of less than $1 million in the fair value of the retained interest at December 31, 2009.

At December 31, 2009, Receivables transferred to the SPE were $651 million and the carrying value of the SPE’s retained interest in the Receivables was $319 million. At December 31, 2009, the outstanding senior undivided interest held by the Conduit was $330 million.

The following table summarizes the net costs associated with the Program (in millions):

	Years Ended December 31,
	2008	2009
Loss on sale of Receivables	$(23)	$(6)
Servicing fee revenue	1	1
Interest income from discount accretion on retained interest	9	1

Net Program costs	$(13)	$(4)

Losses on sale of Receivables are recorded in selling, general and administrative expenses, while accretion of the discount on retained subordinated Receivable interest is recorded in interest income in the accompanying consolidated statements of operations.

The following table summarizes the Company’s cash flows from the SPE related to the Program (in millions):

	Years Ended December 31,
	2008	2009
Proceeds from sales of new receivables to SPE	$4,133	$3,281
Program fees paid to SPE	(14)	(4)
Servicing fees received from SPE	1	1

Total cash flows received from SPE	4,120	3,278

Total collections made on behalf of SPE	(4,130)	(3,338)

Net cash flows between SPE and Company	$(10)	$(60)

Accounting On and After January 1, 2010

Beginning January 1, 2010, the SPE’s transfers of senior undivided interests in Receivable to the Conduit did not qualify for sale accounting as they are transfers of senior interests in pools of receivables. Accordingly, they have been accounted for as borrowings on the Company’s consolidated balance sheet, with no loss on sale, servicing revenue, or interest income from accretion of the discount on a related retained interest. The Company’s consolidated statement of operations for the year ended December 31, 2010 includes $4 million of interest expense on these borrowings.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The outstanding senior undivided interest in Receivables of $200 million at December 31, 2010 is shown as securitized accounts receivable in the Company’s consolidated balance sheet. At December 31, 2010, the carrying value of the SPE’s retained interest in the Receivables was $446 million and is included with accounts receivable in the accompanying consolidated balance sheet. While there has been no change in the arrangement under the Program, the adoption of the required new accounting on January 1, 2010 reduced the Company’s net cash flow from operations by $200 million for the year ended December 31, 2010 and increased net cash flow from financing activities by the same amount compared to what they would have been under the accounting the Company followed before January 1, 2010.

Inventories

Inventories consist of the following (in millions):

	As of December 31,
	2009	2010
Raw materials	$69	$95
Work in process	210	203
Finished goods	171	244

Total	$450	$542

Property, Plant and Equipment

Property, plant and equipment consist of the following (in millions, except years):

		As of December 31,
	Useful Life	2009	2010
	(in years)
Land and land improvements	—	$204	$218
Building and building improvements	20–50	622	672
Leasehold improvements		71	74
Machinery and equipment	2–10	2,700	2,964
Furniture and fixtures	3–15	93	96
Software	2–5	114	87
Construction in progress	—	76	165

		3,880	4,276
Accumulated depreciation and amortization		(2,262)	(2,531)

Total		$1,618	$1,745

Depreciation expense of property, plant and equipment, including amortization of the related leasehold improvements was $450 million, $391 million and $385 million in 2008, 2009 and 2010, respectively. Leasehold improvements are amortized over the shorter of the estimated useful life or the term of the lease arrangement.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Goodwill

The changes in the carrying amounts of goodwill were as follows (in millions):

	As of December 31,
	2009	2010
Balance at beginning of the year	$110	$112
Acquisitions	2	—

Balance at end of the year	$112	$112

Other Intangible Assets

Acquisition-related intangible assets, from the acquisition of Fabrik, Inc. consist of the following (in millions, except years):

		As of December 31, 2009
	Weighted -Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)
Existing technology	3	$7	$2	$5
Customer relationships	5	27	4	23
Trade names	7	6	1	5

Total		$40	$7	$33

		As of December 31, 2010
	Weighted -Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)
Existing technology	3	$7	$4	$3
Customer relationships	5	27	10	17
Trade names	3	6	3	3

Total		$40	$17	$23

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

In 2008, amortization expense related to intangible assets that were acquired as part of the acquisition of the disk drive business of International Business Machines, was $58 million and these intangible assets were fully amortized as of December 31, 2008. In 2009 and 2010, amortization expense related to intangible assets that were acquired as part of the acquisition of Fabrik Inc. was $8 million and $10 million, respectively. Based on existing intangible assets as of December 31, 2010, the remaining estimated amortization expense is as follows (in millions):

Years ending December 31:
2011	9
2012	7
2013	6
2014	1

Total	$23

Lines of Credit with Banks

The Company has uncommitted lines of credit with various financial institutions in China, which provide for borrowings in the aggregate amount of $384 million at December 31, 2010. The Company had $73 million and $62 million outstanding under these lines of credit at December 31, 2009 and 2010 respectively. Interest rates ranged from 1.79% to 1.84% and were based on various term maturities ranging from one day to six months.

Derivative Financial Instruments

The Company enters into forward exchange contracts to hedge some of its foreign currency risk related to the Thai Baht, Singapore Dollar, Philippine Peso and Japanese Yen. The total net recognized foreign currency transaction and forward exchange contract currency gains and losses were a $3 million loss, $5 million gain and $11 million gain in 2008, 2009 and 2010, respectively.

The total notional value of the Company’s outstanding foreign currency forward exchange contracts, presented in U.S. dollar-equivalent amounts, was (in millions):

As of December 31, 2010
Thai Baht	$263
Singapore Dollar	19
Philippine Peso	1
Japanese Yen(1)	33

Total	$316

(1)	Hedge of variability of U.S. dollar cash flows against yen functional currency.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of the following (in millions):

	As of December 31,
	2009	2010
Cumulative translation adjustment	$31	$54
Pension and other retirement benefit liabilities, net of tax effect	(36)	(46)

Accumulated other comprehensive income (loss)	$(5)	$8

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

4. Related-Party Transactions with Hitachi Ltd. and Affiliates

Revenue and Other Income

The Company sells certain of its products to Hitachi and affiliates. Revenue related to products sold to Hitachi and affiliates was $391 million, $365 million and $477 million in 2008, 2009 and 2010, respectively. The Company also leases facilities to Hitachi and affiliates under operating leases and recognized rental income of $4 million in each of 2008, 2009 and 2010.

Receivables from Hitachi and affiliates total $60 million and $55 million, as of December 31, 2009 and 2010, respectively. Such receivables include notes and other receivables from Hitachi and affiliates of $14 million and $2 million as of such periods.

Purchase of Production Materials, Equipment and Other Services

The Company purchases production materials from Hitachi and affiliates. Total production materials purchased from Hitachi and affiliates were $59 million, $61 million and $76 million in 2008, 2009 and 2010, respectively.

The Company purchases equipment and other services, including facility and equipment maintenance, human resource services and information technology services from Hitachi and affiliates. Total equipment and other services purchased from Hitachi and affiliates were $159 million, $118 million and $173 million in 2008, 2009 and 2010, respectively.

Hitachi provides the Company with certain research and development services and the Company reimburses all costs and expenses incurred by Hitachi in connection with the performance of such services. Any patents for inventions derived from the research that the Company entrusts to Hitachi under the research and development agreement are owned by the Company. The term of the agreement automatically renews for subsequent one year terms from April 1 to March 31, unless either party requests termination at least three months prior to the end of the current term. The current term of the agreement ends March 31, 2011; however, because neither party has requested to terminate the agreement, the agreement will automatically renew with a new term ending on March 31, 2012. Costs incurred under this agreement totaled $33 million, $34 million and $40 million in 2008, 2009 and 2010, respectively.

The Company maintains licenses with Hitachi for the nonexclusive and nontransferable right to use Hitachi’s logo in the Company’s trademark, corporate emblem, and trade name in relation to its goods and services during the normal course of business. Hitachi also provides brand advertising. Prior to January 1, 2010, the Company paid Hitachi royalties equal to 0.3% of revenue, excluding those revenues derived from Hitachi and affiliates. The royalty rate increased to 0.4% effective January 1, 2010. Royalty fees were $16 million, $14 million and $22 million in 2008, 2009 and 2010, respectively.

The Company purchases consulting and support services from Hitachi related to the application, custody, and maintenance of patents. The Company pays all costs incurred by Hitachi in the performance of these services. Costs incurred for these services were $4 million, $3 million and $2 million in 2008, 2009 and 2010, respectively.

The Company entered into lease agreements whereby it leases certain facilities from Hitachi in Japan and elsewhere. The Company expense for these leases totaled $5 million, $5 million and $4 million in 2008, 2009 and 2010, respectively.

Hitachi provides the Company with the services of a limited number of executives and employees. Compensation expense related to these executives and employees has been recognized in the consolidated financial statements, and was not material for any of the periods presented.

Payables to Hitachi and affiliates total $59 million and $71 million as of December 31, 2009 and 2010, respectively.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Borrowings

The Company maintains a global credit facility with Hitachi and affiliates that provides funds of up to $1,156 million as of December 31, 2010. This global credit facility allows for various types of borrowings, including short-term and long-term notes and a cash pooling program (“Poolings”). The pooling program is a zero-balance arrangement whereby the Company maintains bank accounts that are automatically provided with funds or swept of excess funds at the end of each day by Hitachi and affiliates. If funds are provided, borrowings increase, whereas if funds are swept, borrowings are reduced.

The following tables summarize the Company’s credit facilities with Hitachi and affiliates, including amounts authorized, utilized and available (in millions):

	As of December 31, 2009
		Utilized
	Total Authorized	Term Notes	Poolings	Total Utilized	Total Available
Hitachi International Treasury Ltd.	$910	$486	$—	$486	$424
Hitachi America Capital	253	45	71	116	137
Hitachi International Treasury (Malaysia) Sdn. Bhd.	37	27	—	27	10
Hitachi Ltd.	195	—	113	113	82

Total	$1,395	$558	$184	$742	$653

Reported as:
Current liabilities		$496	$184	$680
Non-current liabilities		62	—	62

Total		$558	$184	$742

	As of December 31, 2010
		Utilized
	Total Authorized	Term Notes	Poolings	Total Utilized	Total Available
Hitachi International Treasury Ltd.	$790	$202	$45	$247	$543
Hitachi America Capital	170	40	13	53	117
Hitachi International Treasury (Malaysia) Sdn. Bhd.	37	22	—	22	15
Hitachi Ltd.	159	—	76	76	83

Total	$1,156	$264	$134	$398	$758

Reported as:
Current liabilities		$226	$134	$360
Non-current liabilities		38	—	38

Total		$264	$134	$398

The aggregate authorized and available amounts of these credit facilities expire in December 2011.

Short-term notes typically have terms varying from one to four months. Amounts borrowed under Poolings do not bear formal repayment terms. The interest rates for both the short-term notes and Poolings ranged from 0.14% to 4.92%, which were calculated by using either the Tokyo inter-bank offered rate plus 0.25% or the LIBOR minus 0.03% to the LIBOR plus 1.23%.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Included in the above table are two long-term loan agreements entered into in 2009 totaling $72 million in connection with the Company’s acquisitions of Fabrik, Inc. and a Sarawak substrate manufacturing facility. The first loan facility with Hitachi America Capital in the amount of $45 million has a three-year term ending in June 2012 and bears a fixed interest rate of 4.9% with interest paid quarterly and an annual principal reduction due on the anniversary date. The second loan facility with Hitachi International Treasury Sdn. Bhd. in the amount of $27 million has a three-year term ending in July 2012 and bears a fixed interest rate of 3.5% with interest paid quarterly and an annual principal reduction due on the anniversary date. As of December 31, 2010, the future principal payments on these notes are as follows (in millions):

Year ending December 31:
2011	24
2012	38

Total	62
Less current portion	(24)

Non-current portion	$38

The current portion of these long-term notes is included in borrowings from Hitachi Ltd. and affiliates in the accompanying consolidated balance sheets.

5. Pensions and Other Postretirement Benefit Plans

The Company has various defined benefit plans in Japan, the United States (“U.S.”), the United Kingdom, the Philippines, Thailand and Taiwan. The Company’s principal plans are in Japan and the U.S. The Company has two noncontributory defined benefit plans in Japan and two in the U.S. The Japanese plans are disclosed separately in the following tables as their total benefit obligations are significant relative to the total benefit obligations of the Company.

The Company has several postretirement benefit plans other than pensions. The principal plans are in the U.S. with an additional plan in the Philippines.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Obligations and Funded Status

The changes in the benefit obligations and plan assets for the plans described above were as follows for the years ended December 31 (in millions):

	Japan Pension Benefits		U.S. and Other Pension Benefits		Other Benefits
	2009	2010	2009	2010	2009	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$245	$244	$109	$136	$34	$40
Service cost	11	10	11	12	3	—
Interest cost	5	6	7	7	3	2
Actuarial (gain) loss	(4)	13	16	12	5	4
Benefits paid	(7)	(7)	(10)	(7)	(3)	(1)
Non-U.S. currency movement	(6)	34	2	—	—	—
Curtailment/settlement (gain) loss	—	—	1	8	(2)	(6)

Benefit obligation at end of year	244	300	136	168	40	39

Change in plan assets:
Fair value of plan assets at beginning of year	133	143	63	86	—	—
Actual return on plan assets	8	2	16	11	—	—
Employer contributions	13	17	15	18	3	1
Benefits paid	(7)	(7)	(10)	(7)	(3)	(1)
Non-U.S. currency movement	(4)	20	2	(1)	—	—

Fair value of plan assets at end of year	143	175	86	107	—	—

Unfunded status at end of year	$(101)	$(125)	$(50)	$(61)	$(40)	$(39)

The following table presents the unfunded amounts as recognized on the Company’s consolidated balance sheets as of December 31 (in millions):

	Japan Pension Benefits		U.S. and Other Pension Benefits		Other Benefits
	2009	2010	2009	2010	2009	2010
Current liabilities	$(3)	$(3)	$(2)	$(2)	$(2)	$(2)
Non-current liabilities	(98)	(122)	(48)	(59)	(38)	(37)

Net amount recognized	$(101)	$(125)	$(50)	$(61)	$(40)	$(39)

The following table summarizes the amounts recorded to accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets, before taxes, as of December 31 (in millions):

	Japan Pension Benefits		U.S. and Other Pension Benefits		Other Benefits
	2009	2010	2009	2010	2009	2010
Net loss (gain)	$69	$78	$20	$24	$(1)	$—
Prior service cost (credit)	(44)	(38)	6	—	—	—

Total amount recognized	$25	$40	$26	$24	$(1)	$—

The accumulated benefit obligation for all defined benefit pension plans was $355 million and $454 million at December 31, 2009 and 2010, respectively.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Net losses and prior service credits for the defined benefit pension plans of $10 million and $5 million, respectively, are expected to be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2011.

The following table presents information on the Company’s pension plans with benefit obligations in excess of plan assets as of December 31 (in millions):

	Japan Pension Benefits		U.S. and Other Pension Benefits
	2009	2010	2009	2010
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	$240	$295	$100	$143
Fair value of plan assets	$143	$175	$70	$90

Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligation	$244	$300	$136	$168
Fair value of plan assets	$143	$175	$86	$107

Net Periodic Benefit Cost

The net periodic benefit cost for the plans included the following components for the years ended December 31 (in millions):

	Japan Pension Benefits			U.S. and Other Pension Benefits			Other Benefits
	2008	2009	2010	2008	2009	2010	2008	2009	2010
Service cost	$9	$11	$10	$15	$11	$12	$2	$2	$—
Interest cost	5	5	6	7	7	7	2	2	2
Expected return on plan assets	(5)	(8)	(5)	(7)	(5)	(6)	—	—	—
Amortization of prior service costs (credits)	(4)	(4)	(5)	2	1	1	—	—	—
Amortization of net gain (loss)	2	7	7	—	—	1	—	—	3
Curtailment/settlement loss (gain)	—	—	—	1	4	15	—	(2)	(5)

Total benefit cost	$7	$11	$13	$18	$18	$30	$4	$2	$—

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

In December 2010, the Company decided to modify the terms of its pension plan in the United States such that employees no longer earn defined benefits for future services. Accordingly, future increases in salaries and additional years of service will not change the amount of the U.S. employees’ future retirement benefits. This resulted in a net curtailment loss of $8 million in 2010.

Assumptions

Weighted-Average Assumptions

The weighted-average actuarial assumptions used to determine benefit obligations for the plans were as follows for the years ended December 31:

	Japan Pension Benefits			U.S. and Other Pension Benefits			Other Benefits
	2008	2009	2010	2008	2009	2010	2008	2009	2010
Discount rate	2.1%	2.1%	1.9%	6.6%	5.6%	5.4%	6.8%	5.2%	5.4%
Rate of compensation increase	2.0%	2.0%	2.1%	3.9%	4.1%	3.2%	—	—	—

The weighted-average actuarial assumptions used to determine benefit costs for the plans were as follows for the years ended December 31:

	Japan Pension Benefits			U.S. and Other Pension Benefits			Other Benefits
	2008	2009	2010	2008	2009	2010	2008	2009	2010
Discount rate	2.2%	2.1%	1.9%	6.6%	6.6%	5.6%	6.3%	6.8%	5.9%
Expected long-term rate of return on plan assets	3.5%	3.5%	3.5%	7.8%	7.6%	7.8%	—	—	—
Rate of compensation increase	1.6%	2.0%	2.1%	4.1%	4.0%	4.1%	—	—	—

The Company develops the discount rate on a country-by-country basis by calculating the benefit payment streams by year to determine when benefit payments will be due. Management then matches the benefit payment streams by year to the AA or higher corporate bond ratings to match the timing and amount of the expected benefit payments to determine the appropriate discount rate. In those countries where there is no active bond market, the Company primarily uses government bonds and other securities with bond-like features and durations that match the average duration of the pension liabilities to determine the appropriate discount rate.

The Company develops the expected long-term rate of return on plan assets on a country-by-country basis by analyzing rates of return relevant to the country where each plan is in effect and the investment portfolio applicable to the plan. Management’s estimates of future rates of return on assets is based in large part on the projected rate of return from the respective investment managers using a long-term view of historical returns, as well as actuarial recommendations using the most current generational and mortality tables and rates.

The Company develops the rate of compensation increase assumptions on a country-by-country basis using local compensation practices and historical rates of increases.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Assumed Health Care Cost Trend Rates

The following table presents the assumed health care cost trend rates used to measure the expected cost of benefits covered by the non-pension benefit plans, which are selected to represent reasonable expectations of anticipated plan experience and are reviewed annually for appropriateness:

	2008	2009	2010
Health care cost trend rate	8.5%	8.0%	8.0%
Ultimate health care cost trend rate	6.0%	6.0%	6.0%
Year in which ultimate health trend care cost trend rate is reached	2014	2014	2019

Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. However, a one-percentage-point change in assumed health care cost trend rates would have affected both the total service and interest costs in 2010 and the postretirement benefit obligations as of December 31, 2010 by less than $1 million.

Plan Assets

Investment Policies and Strategies

The investment policy in Japan is to generate a stable return on investments over a long-term horizon in order to have adequate pension funds to meet the Company’s future obligations. In order to achieve this investment goal, a diversified portfolio with target asset allocation and expected rate of return is established by considering factors such as composition of participants, level of funded status, capacity to absorb risks, and the current economic environment. The target asset allocation is 24% to 35% in equity securities, 50% to 62% in debt securities and the remaining 3% to 26% in other assets. Risk management is accomplished through diversification, periodic review of plan asset performance, and appropriate realignment of asset allocation. Assumptions regarding the expected long-term rate of return on plan assets are periodically reviewed and are based on the historical trend of returns, the risk and correlation of each asset, and the latest economic environment.

The investment policy in the U.S. is to invest in a portfolio of common stocks, bonds, cash equivalents, and other investments in order to earn a rate consistent with the risk levels established by the plan committee. The investments shall also be diversified within asset classes (e.g., equities shall be diversified by economic sector, industry, quality, and size). The long-term target asset allocation is based on an investment time horizon in excess of ten years, with 65% in equity (25% large cap domestic, 15% small/mid cap, and 25% international) and 35% in fixed income. The equity segment is intended to provide principal appreciation that exceeds inflation, while the fixed income segment is intended to provide a stable component of return and minimize the overall volatility of the plan. Futures and options are prohibited, as is the use of leverage or margin. In no case (except for mutual fund shares), without waiver by the plan committee, shall a single security exceed 5% of the market value of the equity segment at cost and 10% at market value.

The expected long-term rate of return is estimated based on many factors, including expected forecast for inflation, risk premiums for each asset class, expected asset allocation, current and future financial market conditions, and diversification and rebalancing strategies. Historical return patterns and correlations, consensus return forecasts, and other relevant financial factors are analyzed periodically by the investment advisor so as to ensure that the expected long-term rate of return is reasonable and appropriate.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Fair Value Measurements

The following table presents the Company’s defined benefit pension plans’ major asset categories and their associated fair values as of December 31, 2010 (in millions):

	Japan Pension Benefits				U.S. and Other Pension Benefits
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Equity:
Equity securities (1)	$8	$—	$—	$8	$36	$1	$—	$37
Equity commingled/mutual funds (2)(3)	—	48	—	48	23	7	—	30
Fixed income:
Government and related (4)	13	1	—	14	—	—	—	—
Corporate bonds	—	1	—	1	—	5	—	5
Fixed income commingled/mutual funds (2)(5)	—	74	2	76	—	35	—	35
Insurance contracts	—	8	—	8	—	—	—	—
Cash and short-term investments (2)(6)	4	8	—	12	—	—	—	—
Alternative investments:
Hedge funds (7)	—	1	3	4	—	—	—	—
Private equity (8)	—	—	2	2	—	—	—	—
Private real estate (9)	—	—	2	2	—	—	—	—

Fair value of plan assets	$25	$141	$9	$175	$59	$48	$—	$107

(1)	Includes direct investments in equity securities of small-, medium- and large-sized companies and equity securities of foreign companies, including those in developing countries.

(2)	Commingled funds represent pooled institutional investments.

(3)	Equity mutual funds invest primarily in equity securities.

(4)	Includes debt issued by national, state and local governments and agencies.

(5)	Invests primarily in fixed income securities.

(6)	Includes cash and cash equivalents and short-term marketable securities.

(7)	Invests primarily in relative value strategy funds, event driven funds, equity long/short funds, and macroeconomic and Commodity Trading Advisor funds.

(8)	Includes venture capital funds and limited partnerships.

(9)	Includes collateralized debt obligations invested primarily in private placement real estate funds.

There were no significant movements of assets between Level 1 and Level 2 categories during the year ended December 31, 2010.

The following table presents the changes in the Level 3 assets during 2010 (in millions):

	Fixed Income	Hedge Funds	Private Equity	Private Real Estate	Total
Balance at December 31, 2009	$—	$3	$1	$2	$6
Return on assets held at the end of period	—	—	1	—	1
Return on assets sold during the period	—	—	—	—	—
Purchases, sales and settlements, net	—	—	—	—	—
Transfers, net	2	—	—	—	2

Balance at December 31, 2010	$2	$3	$2	$2	$9

Fair Value Valuation Techniques

Equity securities are valued at the closing price reported on the stock exchange on which the individual securities are traded. Equity commingled/mutual funds are typically valued using the net asset value (“NAV”) provided by the investment manager or administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities and divided by the number of shares or units outstanding. These assets are classified as either Level 1 or Level 2, depending on availability of quoted market prices for identical or similar assets.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

If available, fixed income securities are valued using the close price reported on the major market on which the individual securities are traded and are classified as Level 1. The fair value of other fixed income securities is typically estimated using pricing models and quoted prices of securities with similar characteristics, and is generally classified as Level 2.

Cash includes money market accounts that are valued at their cost plus interest on a daily basis, which approximates fair value. Short-term investments represent securities with original maturities of one year or less. These assets are classified as either Level 1 or Level 2.

Alternative investment valuations require significant judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of the underlying assets. These assets are valued based on individual fund manager valuation models utilizing available and relevant market data. These investments are classified as Level 3.

Cash Flows

Contributions

The Company’s expected employer contributions for 2011 are $15 million and $17 million for its Japan and U.S. and other pension plans, respectively, and $2 million for its other non-pension benefit plans.

Estimated Future Benefits Payments

The estimated future benefit payments, which reflect expected future service are as follows as of December 31, 2010 (in millions):

	Japan Pension Benefits	U.S. and Other Pension Benefits	Other Benefits
Years ending December 31:
2011	$8	$11	$2
2012	9	9	3
2013	9	8	4
2014	10	9	4
2015	11	9	4
2016 – 2020	65	55	16

Total estimated future benefit payments	$112	$101	$33

Defined Contribution Plans

The Company has various defined contribution pension plans available to all of its eligible employees in Japan, the U.S., the United Kingdom, the Philippines and Thailand. The Company makes contributions which vest over various periods, depending on specific location laws and practices. These plans incurred total costs of $12 million, $13 million and $16 million in 2008, 2009 and 2010, respectively.

Deferred Compensation Plan

The Company maintains a deferred compensation plan for the benefit of certain eligible employees. This plan is designed to permit elective employee deferrals of compensation combined with employer contributions to be withheld and placed in a Rabbi Trust. The plan permits the employees to diversify these assets through a variety of investment options, primarily mutual funds. The Company consolidates the net assets of the trust as if they are the assets and liabilities of the Company. All earnings and expenses of the Rabbi Trust are recorded in other income (expense), net in the accompanying consolidated statements of operations. The corresponding change in deferred compensation plan liabilities is offset against compensation expenses in selling, general and administrative expenses in the accompanying consolidated statements of operations. The deferred compensation obligation related to the Rabbi Trust was $10 million and $13 million as of December 31, 2009 and 2010, respectively, and was included in other liabilities in the accompanying consolidated balance sheets.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

6. Redeemable Shares and Shareholder’s Equity

Redeemable Shares

Class A and C Preference Shares

The Company has 3,000 Class A preference shares issued and outstanding and 15,000 Class C preference shares issued and outstanding. Such shares are held by Hitachi and are redeemable at the option of the holder at a mutually agreed upon fair value of the shares at the time of redemption.

The Company determines the fair value of redeemable preference shares at the end of each reporting period. The redemption value of preference shares was not significant for any period presented.

Class D Ordinary Shares

The Company’s share-based benefit plans provide a participant put right whereby Class D ordinary shares acquired through the exercise of stock options and the vesting of restricted shares may be exchanged for cash consideration at the prevailing fair value. The share-based benefit plans also provide the Company with the right to repurchase any or all of a participant’s ordinary shares acquired through the share-based benefit plans at the prevailing fair value. The participants’ put rights and the Company’s repurchase rights may be exercised prior to the beginning of the period of not less than 90 days, nor more than 270 days, immediately preceding the closing of an initial public offering, provided that the ordinary shares must have been issued and outstanding for a period of at least six months. The participants’ put right and the Company’s repurchase rights lapse upon either the closing of an initial public offering or a change in control in which the awards are assumed by the successor corporation and become vested or exercisable.

As a result of the redemption features discussed above, the Company determines the intrinsic value of redeemable share-based awards at the end of each reporting period based on the redemption value of the underlying ordinary shares and the proportion of consideration received in the form of employee services rendered. Such amounts are recorded outside of permanent equity. The redemption value of such awards under the Company’s share-based benefit plans was $19 million as of December 31, 2010, and consisted entirely of share options and restricted share units for which the underlying ordinary shares are redeemable at the prevailing fair value upon redemption. There were no exercises of options or vesting of restricted share units through December 31, 2010.

Shareholder’s Equity

Exchange of Shares

In November 2010, Hitachi Global Storage Technologies Holdings Pte. Ltd., a company incorporated under the laws of Singapore, which subsequently changed its name to Viviti Technologies Ltd. as described in Note 1, became the holding company of the Company’s business and operations and the parent company of Hitachi Global Storage Technologies Netherlands, B.V. In connection with the change in domicile to Singapore, the Company issued Class A and Class C preference shares and Class B ordinary shares in the capital of the Company to Hitachi in exchange, on a one-for one basis, for the issued and outstanding preference shares Series A and Series C and ordinary shares Series B in the capital of Hitachi Global Storage Technologies Netherlands B.V. held by Hitachi.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Voting Rights

Each share of Class A and Class C preference shares and each share of Class B ordinary shares have 100 votes per share. Each share of Class D ordinary shares has one vote per share.

Dividends

Holders of Class A and Class C preference shares are entitled to dividends of $0.014 and $1.36 per share, respectively, when and if declared.

Liquidation

Class A and Class C preference shares have preference share liquidation rights of $191,000 and $8,000 per share, respectively. If the Company is dissolved, the holders of Class A and Class C preference shares shall receive an amount per issued share equivalent to the liquidation price per share plus all unpaid dividends per share. Any balance remaining after payment to the holders of Class A and Class C preference shares shall be distributed among the holders of Class B and Class D ordinary shares in proportion to the number of ordinary shares held by each such holder.

7. Share-Based Compensation

Share-Based Compensation Plans

In February 2010, the Company approved two share-based compensation plans: the Hitachi Global Storage Technologies Netherlands B.V. 2009 Equity Plan and the Hitachi Global Storage Technologies Netherlands B.V. 2009 Senior Executive Officer Equity Plan. In November 2010, in connection with its change in domicile from the Netherlands to Singapore, Hitachi Global Storage Technologies Holdings Pte. Ltd. assumed Hitachi Global Storage Technologies Netherlands B.V.’s equity incentive plans and such plans were renamed the Hitachi Global Storage Technologies Holdings Pte. Ltd. 2010 Equity Plan and the Hitachi Global Storage Technologies Holdings Pte. Ltd. 2010 Senior Executive Officer Equity Plan (collectively, “the Plans”). Under the Plans, employees, senior executives, members of the board of directors and consultants may be granted options to purchase ordinary shares, restricted share units, which entitle the holder to receive one ordinary share, and share appreciation rights, which entitle the holder to receive a cash payment equal to the appreciation in the Company’s ordinary shares over a period of time.

The Plans permit the grant of equity awards of up to 9.8 million Class D ordinary shares. Under the Plans, each award type has the following terms:

Share Options – Share options vest annually over four years, are exercisable for a period of seven years from the date of issuance and are generally granted at prices equal to the fair market value at the grant date. The option awards provide for accelerated vesting in the event of a change of control if the successor company refuses to assume unvested options.

Restricted Share Units – Restricted share units may be granted under the Plans with varying criteria such as service-based or performance-based vesting. Service-based vesting provides for vesting on the third anniversary of the grant date. Prior to vesting, restricted share units do not have voting rights and the shares underlying the restricted share units are not considered issued and outstanding. Shares are issued on the date the restricted share units vest. The restricted share unit awards provide for accelerated vesting in the event of a change of control if the successor company refuses to assume unvested restricted share units. In addition, the restricted share units provide for accelerated vesting upon the closing of an initial public offering. If the Company closes an initial public offering:

•

Before the first anniversary of the vesting commencement date of an award, then one-third of the restricted share units will vest on each of the first, second and third anniversaries of the vesting commencement date.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

•

On or after the first anniversary and before the second anniversary of the vesting commencement date of an award, then one-third of the restricted share units vest immediately on the closing of the initial public offering and one-third of the restricted share units will vest on each of the second and third anniversaries of the vesting commencement date.

•

On or after the second anniversary and before the third anniversary of the vesting commencement date of an award, then two-thirds of the restricted share units vest immediately on the closing of the initial public offering and one-third of the restricted share units will vest on the third anniversary of the vesting commencement date.

Share Appreciation Rights – Share appreciation rights vest annually over four years, are exercisable for a period of seven years from the date of issuance and are granted at prices not less than fair market value on the date of grant. Holders of share appreciation rights are entitled to receive payment in cash for the difference between the fair market value of the underlying equity share on the date of exercise over the exercise price of the share appreciation right multiplied by the number of share appreciation rights exercised. The Plans allow the Company to settle exercised share appreciation rights with Class D ordinary shares of equivalent value and to substitute a share option for all or any portion of an unexercised share appreciation right. The Company accounts for share appreciation rights as liability awards based upon management’s intention to settle such awards in cash.

Compensation Expense

The following table summarizes the Company’s share-based compensation for options, restricted share units, and share appreciation rights for the year ended December 31, 2010, by line item in the consolidated statement of operations (in millions):

	Year Ended December 31, 2010
	Options and Restricted Share Units	Share Appreciation Rights	Total
Cost of revenue	$2	$2	$4
Research and development	1	3	4
Selling, general and administrative	9	1	10

Total share-based compensation, net of tax	$12	$6	$18

There were no corresponding share-based compensation amounts in any other periods presented.

The total unrecognized compensation cost related to options granted but not yet exercised was $17 million, net of estimated forfeitures and will be recognized over an estimated weighted-average amortization period of 1.8 years.

The total unrecognized compensation cost related to restricted share units granted but not yet vested was $5 million, net of estimated forfeitures and will be recognized over an estimated weighted-average amortization period of 2.3 years.

The total unrecognized compensation cost related to share appreciation rights granted but not yet vested, based on the fair value of the Company’s shares as of December 31, 2010, was $10 million and will be recognized over an estimated weighted-average amortization period of 1.7 years.

Valuation and Other Assumptions

Fair Value of Class D Ordinary Shares

The valuation of the equity and equity-based awards issued under the Plans was based on the fair value of the underlying shares.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The Company’s board of directors or the delegated representative(s) of the board of directors approved the fair value of the Class D ordinary shares in part by referring to contemporaneously-obtained valuation reports that refer to both the market approach and the income approach to estimate the aggregate enterprise value at each valuation date. Factors considered in the valuation included an analysis of general market data, including economic, governmental, and environmental factors; the Company’s historic, current and future state of operations; the Company’s current and historical operating and financial results; the Company’s forecasts; the financial data for publicly traded companies engaged in the same or similar lines of business and other facts and data considered pertinent to the valuation to arrive at an estimated fair market value.

Both the market approach and the income approach were utilized in estimating the value of the Company’s equity. The market approach measures the enterprise value of a company through the analysis of different market variables of comparable companies. Consideration is given to the financial condition and operating performance of the Company being valued relative to those of publicly traded comparable companies. The Company’s market approach utilized an analysis of the market multiples of comparable companies. When choosing the comparable companies to be used for the market approach, the Company focused on companies in its industry. The income approach measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasted revenues and costs, while analyzing observed market valuation multiples of revenue. The enterprise values for the market and income approaches were then weighted based on the Company’s determination of the relevance of each method in estimating the value of its ordinary shares. The resulting estimated fair value of the Company’s ordinary shares at each grant date reflected a non-marketability discount in recognition of the fact that the Company’s shareholders cannot freely trade the Company’s ordinary shares in the public markets.

Share Option Valuation

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton valuation model. In addition to the fair value of the ordinary shares, the Black-Scholes-Merton valuation model requires the use of highly subjective and complex assumptions to determine the fair value of share-based awards, including the following:

Expected Term – The Company calculated the expected weighted-average option term as the average of the contractual term and the average vesting period, due to the lack of sufficient historical experience for determining the expected term.

Expected Volatility – The Company determined expected volatility based on an analysis of historical share prices and implied volatilities of publicly-traded companies that have granted options with substantially similar terms and which have similar business profiles, including industry and growth.

Risk-Free Interest Rate – The Company based its interest rate on a U.S. Treasury risk-free zero-coupon spot interest rate at the time of grant with remaining terms equivalent to the expected term of the option grants.

Expected Dividends – The Company has not historically paid any cash dividends on its outstanding share capital and does not presently plan to pay cash dividends in the foreseeable future.

The Company’s calculated share-based compensation expense is based on awards ultimately expected to vest as reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company uses industry data and future expectations of employee turnover, as well as analysis of actual forfeited awards, to estimate forfeiture rates. The impact from a forfeiture rate adjustment is recognized in full in the period of adjustment.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The following table summarizes the weighted-average assumptions used in determining the fair value of the Company’s option awards in 2010:

Expected term (years)	4.7
Expected volatility	53.0%
Risk-free interest rate	2.1%
Expected dividends	0

The Company recognizes share-based compensation over the requisite service period.

Restricted Share Units Valuation

The fair value of each restricted share unit award was estimated on the grant date using the value of Class D ordinary shares. The Company uses estimated forfeiture rates to recognize compensation costs only for those restricted share unit awards expected to vest.

Share Appreciation Rights Valuation

The fair value of each share appreciation right is estimated based on each award’s fair value as calculated by the Black-Scholes-Merton option pricing model. The share-based compensation liability is recognized for that portion of fair value for the service period rendered at the reporting date. The share-based liability is remeasured at each reporting date through the requisite service period. The Company uses estimated forfeiture rates on unvested awards to calculate a liability only for those share appreciation rights expected to vest. The total vested portion of the share appreciation right awards (the compensation liability) represents the proportion of the fair value of the share appreciation right awards vested based upon the percentage of the required service rendered at the reporting date. The Company recognizes the compensation cost of its share appreciation rights over the requisite service period for each separate vesting portion of each award as if the awards are, in-substance, multiple awards. This liability is remeasured at each reporting date through the date of settlement.

Share Option Activity

The following table summarizes the option activity:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in millions)		(in years)	(in millions)
Balance at December 31, 2009	—	$—
Granted	7.2	9.38
Forfeitures and cancellations	(0.3)	8.65

Balance at December 31, 2010	6.9	$9.41	6.29	$39

Expected to vest at December 31, 2010	6.2	$9.39	6.29	$34

Exercisable at December 31, 2010	—	$—	—	$—

The aggregate intrinsic value in the table above is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s Class D ordinary shares for all in-the-money options. The weighted average grant-date fair value of options granted during fiscal 2010 was $9.38 per share.

The Company will settle employee share option exercises with newly issued Class D ordinary shares.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Restricted Share Unit Activity

The following table summarizes the restricted share unit activity (in millions, except per share amounts):

	Number of Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2009	—	$—
Granted	0.8	9.33
Forfeitures and cancellations	—	8.65

Balance at December 31, 2010	0.8	$9.36

The Company will settle vested restricted share units with newly issued Class D ordinary shares.

Share Appreciation Right Activity

The following table summarizes the share appreciation rights activity (in millions, except per share amounts):

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2009	—	$—
Granted	2.0	8.73
Forfeitures and cancellations	—	8.65

Balance at December 31, 2010	2.0	$8.73

The Company has a liability for share appreciation rights of $6 million included in accrued liabilities in the accompanying consolidated balance sheet at December 31, 2010.

8. Restructuring

To better align the Company’s operations with its current business structure, the Company implemented restructuring plans based on certain assumptions regarding the optimal cost structure of the Company’s business and its ability to support profitable growth in the future. The following table summarizes total restructuring charges (in millions):

	Years Ended December 31,
	2008	2009	2010
Closure/consolidation of facilities	$25	$1	$—
Employee termination benefits	9	13	6
Contract termination	34	—	—

Total restructuring charges	$68	$14	$6

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The details of the individual plans are as follows:

2008 Restructuring Plan

In 2008, the Company terminated a subcontract manufacturing arrangement to more fully utilize its existing manufacturing capacity in China and implemented a workforce reduction program to improve its business efficiency. Total exit and termination costs related to the subcontract manufacturing arrangement were $34 million. Additionally, there were 213 employees worldwide affected by the workforce reduction, resulting in total charges for employee termination benefits of $9 million.

2009 Restructuring Plan

In 2009, the Company implemented a workforce reduction program to optimize its organization and cost structure and to realign the Company’s resources to meet its key strategic initiatives. There were 565 employees worldwide affected by this plan, resulting in charges for employee termination benefits of $13 million in the year ended December 31, 2009. All actions under the 2009 Restructuring Plan were initiated and substantially completed during 2009.

2010 Restructuring Plan

In 2010, to further optimize its manufacturing efficiency, the Company initiated a closure of its media manufacturing operations in San Jose, California to proceed with the consolidation of media manufacturing in Shenzhen, China. The closure and transitioning activities are anticipated to be substantially completed by the end of the second quarter of 2011. Approximately 170 employees were affected by the aforementioned consolidation, resulting in charges for employee termination benefits of $6 million in the year ended December 31, 2010.

Restructuring Liability

The following table summarizes the changes in the Company’s restructuring liability during the years ended December 31, 2009 and 2010 (in millions):

	Closure/ Consolidation of Facilities	Employee Termination Benefits	Contract Termination	Total
Accrued restructuring as of December 31, 2008	$4	—	18	22
Restructuring charges	1	13	—	14
Cash payments	(5)	(13)	(18)	(36)

Accrued restructuring as of December 31, 2009	$—	$—	$—	$—
Restructuring charges	—	6	—	6
Cash payments	—	(1)	—	(1)

Accrued restructuring as of December 31, 2010	$—	$5	$—	$5

The restructuring liability is included in accrued liabilities in the accompanying consolidated balance sheets.

9. Impairment of Long-Lived Assets

In March 2005, the Company entered into an agreement (the “Agreement”) to sell to a real estate developer (the “Developer”) certain parcels of land located in San Jose, California, which had been the site of various office and manufacturing facilities. Under the terms of the Agreement, the Company was required to perform certain activities, such as obtaining local government approval of site plans, demolishing certain buildings, completing any environmental remediation, and performing other required infrastructure changes prior to transferring the site to the buyer at the close of escrow.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

In 2008, the real estate market began to experience a significant decline and the Developer requested the Company renegotiate the sales price. Ultimately, the parties did not agree to a price reduction. Additionally, the Developer notified the Company of certain contractual disputes and management determined it was unlikely the Developer would consummate the sale and close escrow as stipulated under the terms of the Agreement. The Company evaluated the recoverability of the land and recorded $53 million of impairment charges in 2008.

In 2009, the Company and the Developer determined that the sale would not be consummated and each party asserted claims against the other in arbitration for breach of contract and entitlement to a deposit previously paid by the Developer to the Company. Based on the continuing downturn in both the economy and the real estate market, the Company evaluated the recoverability of the land and recorded a $3 million impairment charge in 2009.

In 2010, the arbitration related to the Developer’s deposit was settled in favor of the Company, resulting in a $10 million gain that is included in other income (expense), net in the accompanying consolidated statement of operations.

10. Income Taxes

The provision for (benefit from) income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2008	2009	2010
Current tax expense (benefit):
Domestic	$—	$4	$11
Foreign	19	24	34

Total current	$19	$28	$45

Deferred tax expense (benefit):
Domestic	$(6)	$—	$—
Foreign	(15)	—	(30)

Total deferred	$(21)	$—	$(30)

Provision for (benefit from) income taxes	$(2)	$28	$15

Income before provision for income taxes and noncontrolling interest consisted of the following (in millions):

	For the Years Ended December 31,
	2008	2009	2010
	Netherlands	Netherlands	Singapore
Domestic	$(32)	$(1)	$477
Foreign	45	74	155

Income before provision for income taxes and noncontrolling interest	$13	$73	$632

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Effective Tax Rate

The domestic statutory income tax rate for the Netherlands was 25.5% in both 2008 and 2009. In 2010, Hitachi GST was incorporated under the laws of the Republic of Singapore and became the successor to Hitachi Global Storage Technologies Netherlands B.V., a company incorporated under the laws of the Netherlands. The domestic statutory tax rate in Singapore is 17.0%. The reconciling items for the difference between the income taxes expected based on the statutory income tax rate and the provision for income taxes included in the accompanying consolidated statements of operations consisted of the following (in millions):

	For the Years Ended December 31,
	2008	2009	2010
	Netherlands	Netherlands	Singapore
Provision for income taxes at statutory rate	$3	$19	$107
Domestic losses	(6)	—	—
Domestic other	(2)	—	—
Effect of tax rate differential on foreign operations	(1)	—	12
Tax holidays benefited	(16)	(13)	(84)
Losses not benefited in tax holiday jurisdictions	9	15	—
Losses not benefited	9	4	4
Valuation allowance	2	3	(24)

Provision for (benefit from) income taxes	$(2)	$28	$15

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities (in millions):

	As of December 31,
	2009	2010
Deferred tax assets:
Pension and other retiree benefit liabilities	$65	$76
Accruals and reserves	60	64
Net operating loss carryforwards	30	32
Foreign tax credit carryforwards	28	30
Other	17	5

Total deferred tax assets	200	207
Valuation allowances	(74)	(54)

Total deferred tax assets	126	153
Deferred tax liabilities:
Other	(15)	—

Net deferred tax assets	$111	$153

Reported as:
Current deferred tax assets	$60	$45
Non-current deferred tax assets	66	108
Non-current deferred tax liabilities	(15)	—

Net deferred tax assets	$111	$153

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Non-current deferred tax assets and non-current deferred tax liabilities are included in other assets and other liabilities, respectively, in the accompanying consolidated balance sheets.

The deferred tax assets and liabilities stated above relate to several jurisdictions and are measured by applying the respective jurisdiction’s enacted tax rates and laws which will be in effect when the differences are expected to reverse.

In 2009, the valuation allowance increased by $14 million. The increase was mainly due to future tax benefits that would not be recognized due to the uncertainty regarding the realization of long-term deferred tax assets recorded by the Company’s U.S. operations.

In 2010, the Company evaluated the realization of deferred tax assets and determined, based upon the Company’s historical profitability and financial projections, the assets were realizable on a more likely than not basis in the United States and China. As a result of this evaluation, a tax benefit of $26 million was recorded in the year ended December 31, 2010.

As of December 31, 2009 and 2010, the Company recorded $60 million and $73 million, respectively, of net deferred tax assets for its operations in Japan, and $32 million and $33 million, respectively, of net deferred tax assets for its operations in the U.S. The realization of these deferred tax assets primarily depends on the Company’s ability to generate sufficient taxable income in Japan and the U.S. in future years. The Company’s management believes it is more likely than not that the deferred tax assets will be realized in the foreseeable future. The amount of deferred tax assets considered realizable; however, may increase or decrease as the Company periodically reevaluates in the future the underlying basis for its estimates of future taxable income.

The Company has not recognized deferred tax liabilities on the cumulative undistributed earnings of the Company’s foreign subsidiaries, as these earnings will not be subject to tax in Singapore. Net undistributed earnings at December 31, 2010 on which no tax has been provided amounted to $388 million. The tax liability on these earnings would approximate $47 million if the Company repatriated the $388 million in undistributed earnings from the foreign subsidiaries.

Tax Holidays

The Company maintains its manufacturing operations in Singapore, Thailand, Malaysia and the Philippines under tax holidays, which are subject to certain restrictions and conditions. The tax holidays will expire at various dates beginning in the year 2013 and through the year 2023. Certain of the tax holidays may be extended if specific conditions are met. The net impact of these tax holidays and tax incentive programs was to increase the Company’s net income by $22 million in 2008 ($0.25 per share, diluted), by $9 million in 2009 ($0.10 per share, diluted) and by $27 million in 2010 ($0.30 per share, diluted).

Net Operating Loss Carryforwards

As of December 31, 2010, the Company has net operating loss carryforwards of $113 million, of which $112 million are foreign. The domestic net operating loss carryforward of $1 million will expire in 2019. The $112 million foreign net operating loss carryforward consists of $89 million related to the Netherlands B.V. operations, which will expire at various dates from 2013 through 2019 and $23 million related to U.S. operations, which will expire at various dates from 2025 through 2029. The net operating losses related to the U.S. operations are subject to an annual limitation due to the ownership change limitations prescribed under the Internal Revenue Code.

Unrecognized Tax Benefits

As of December 31, 2008, 2009 and 2010, the total amount of gross unrecognized tax benefits was $65 million, $61 million and $63 million, respectively. Of the gross unrecognized tax benefits as of December 31, 2008, 2009 and 2010, $64 million, $59 million and $61 million, respectively, if recognized, would affect the effective tax rate.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The following table presents the changes in the Company’s total gross unrecognized tax benefits (in millions):

	As of December 31,
	2008	2009	2010
Balance at beginning of the year	$42	$65	$61
Gross increase for tax positions in prior years	22	3	10
Gross decrease for tax positions in prior years	—	(13)	(14)
Gross increase for tax positions in current year	1	6	6

Balance at end of the year	$65	$61	$63

The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense in the consolidated statements of operations. During 2010, the Company reduced accrued penalties by a net amount of $1.5 million and reduced interest by a net amount of $0.2 million related to its unrecognized tax benefits and recognized a liability for penalties of $6.9 million and interest of $5.6 million as of December 31, 2010. During 2009, the Company accrued no penalties and interest of $2 million and recognized a liability for penalties of $8 million and interest of $6 million as of December 31, 2009. During 2008, the Company accrued penalties of $0.2 million and interest of $2 million.

As of December 31, 2010, the Company expects to reduce its unrecognized tax benefits by $18 million to $24 million as a result of the expiration of certain statutes of limitation. The Company does not believe it is reasonably possible that other unrecognized tax benefits will materially change in the next twelve months. However, the resolution of and/or timing of closure on open audits are highly uncertain as to when these events occur.

The Company and its subsidiaries are subject to taxation in the Netherlands, the U.S., and various other foreign jurisdictions. The following table presents the open tax years, by major tax jurisdiction, as of December 31, 2010:

United States – Federal	2007 – Present
United States – State	2003 – Present
China	2003 – Present
Japan	2004 – Present
Netherlands	2007 – Present

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

11. Earnings Per Share

The following table presents the computation of basic and diluted net income per share (in millions, except per share amounts):

	Years Ended December 31,
	2008	2009	2010
Numerator:
Net income attributable to Viviti Technologies Ltd.	$13	$46	$615

Denominator:
Weighted-average ordinary shares outstanding – basic	88.4	88.4	88.4
Dilutive effect of employee equity incentive plans	—	—	0.4

Weighted-average ordinary shares outstanding – diluted	88.4	88.4	88.8

Net income per ordinary share attributable to Viviti Technologies Ltd.:
Basic net income per share	$0.15	$0.52	$6.96

Diluted net income per share	$0.15	$0.52	$6.93

The Company excluded 3.1 million options to purchase ordinary shares, restricted share units and stock appreciation rights from the computation of diluted net income per share in the year ended December 31, 2010, as their effect would have been anti-dilutive.

12. Acquisitions

2009 Acquisitions

Sarawak Substrate Manufacturing Facility

On July 1, 2009, the Company completed its acquisition of a substrate manufacturing facility in Sarawak, Malaysia (“Sarawak”). The acquisition of Sarawak strategically expands the Company’s manufacturing capabilities. Total consideration, payable in cash, was $38 million.

The Company identified and recorded the tangible assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition. No intangible assets were identified.

Fabrik, Inc.

On April 1, 2009, the Company completed its acquisition of Fabrik, Inc (“Fabrik”), a San Mateo, California, privately-held supplier of personal and professional storage solutions. The acquisition strategically expands the Company’s branded solutions business. Total consideration, payable in cash to the Fabrik shareholders, was $45 million.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The Company identified and recorded the assets, including specifically identifiable intangible assets, and liabilities assumed from Fabrik at their estimated fair values as of the date of acquisition. The values of assets acquired and liabilities assumed were as follows (in millions):

Tangible assets acquired and liabilities assumed, net	$3
Intangible assets	40
Goodwill	2

Total	$45

Intangible assets of $40 million relate to customer relationships and trade names, which are amortized to selling, general and administrative in the consolidated statements of operations over a weighted-average useful life of five years, and existing technology, which is amortized to cost of revenue in the consolidated statements of operations over a weighted-average useful life of three years.

13. Commitments and Contingencies

Legal Proceedings

The Company is a party to various legal proceedings and other claims, including those noted below. The Company presently believes that the outcome of these proceedings, individually or in the aggregate, will not materially impact the Company’s financial condition and results of operations. However, legal proceedings are subject to inherent uncertainties and were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on the Company’s financial position and results of operations. The outcomes of these matters are not reasonably estimable.

Intellectual Property Litigation

On December 1, 2010, Rambus, Inc. filed a complaint with the U.S. International Trade Commission pursuant to 19 U.S.C. Section 1337 alleging that six “Primary Respondent” semiconductor chip companies and twenty seven “Customer Respondents,” including the Company, infringe various U.S. patents. On December 29, 2010, the ITC initiated an investigation into Rambus’ allegations in response to the complaint. The Company is accused of infringing U.S. Patent Nos. 6,591,353; 7,287,109; 7,602,857; 7,602,858; and 7,715,494. The complaint alleges that certain of the Company’s hard drives that contain DDR-type memory controllers, SATA interfaces, PCI Express interfaces, DisplayPort interfaces, or SAS interfaces infringe the patents. The complaint seeks to enjoin the importation into the U.S. of the allegedly infringing semiconductor chips and products. It also requests a cease-and-desist order preventing the parties from exhausting allegedly infringing inventory in the U.S. The Company intends to defend itself vigorously in this case.

On December 12, 2008, plaintiffs MagSil Corporation and the Massachusetts Institute of Technology, or, collectively, MagSil, filed a complaint in the District of Delaware against the Company and seven other companies in the disk drive industry alleging infringement of two patents. The complaint sought unspecified monetary damages and injunctive relief. In January 2010, MagSil amended its complaint to allege infringement of only one patent. The asserted patent allegedly relates to tunneling magneto resistive technology. The Company intends to vigorously defend the infringement allegations.

On June 18, 2008, plaintiff Convolve, Inc., or Convolve, filed a complaint in the Eastern District of Texas against the Company and two other companies alleging infringement of two patents. The plaintiff is seeking unspecified monetary damages and injunctive relief. On October 10, 2008, Convolve amended its complaint to allege infringement of only one patent. The patent allegedly relates to interface technology to select between certain modes of a disk drive’s operations relating to speed and noise. The Company intends to vigorously defend the infringement allegations.

On July 15, 2009, plaintiffs Carl B. Collins and Farzin Davanloo filed a complaint in the Eastern District of Texas against the Company and ten other companies alleging infringement of two patents. The plaintiffs are seeking injunctive relief and unspecified monetary damages, fees and costs. The asserted patents allegedly relate to nanophase diamond films technology. The Company intends to vigorously defend the infringement allegations.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

Other Matters

In the normal course of business, the Company is subject to other legal proceedings, lawsuits and other claims. Although the ultimate aggregate amount of probable monetary liability or financial impact with respect to these other matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that any monetary liability or financial impact to the Company from these other matters, individually and in the aggregate, would not materially or adversely affect the Company’s business, financial condition or results of operations. However, there can be no assurance with respect to such result, and monetary liability or financial impact to the Company from these other matters could differ materially from those projected.

Accrued Warranty

The following table summarizes the changes in the Company’s warranty liability (in millions):

	Years Ended December 31,
	2009	2010
Balance at beginning of the year	$185	$185
Warranties issued	122	145
Changes in estimates related to pre-existing warranties	(30)	(55)
Utilization	(92)	(93)

Balance at end of the year	$185	$182

Indemnification

The Company periodically indemnifies certain customers with whom it enters into a contractual relationship in addition to its offered product warranties. In these cases, the Company has agreed to hold the other party harmless against third-party claims that its products, when used for their intended purpose(s), infringe the intellectual property rights of such third party or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. Historically, the Company has not made payments under these obligations and believes the estimated fair value of these agreements is minimal. Accordingly, no liabilities have been recorded for these obligations on the accompanying consolidated balance sheets.

Leases

The Company leases certain equipment and facilities under various operating leases. The lease terms for equipment and facilities range from one to twelve years, with renewal options at the end of the lease terms for most of the leases. Rent expense was $28 million, $21 million and $25 million in 2008, 2009 and 2010, respectively.

The Company leases certain equipment under capital leases. The cost and accumulated amortization for assets under capital leases, which were included in property, plant and equipment, net in the accompanying consolidated balance sheets, are as follows (in millions):

	As of December 31,
	2009	2010
Cost	$15	$15
Accumulated amortization	(6)	(9)

Net book value	$9	$6

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The amortization expense related to these leased assets was $2 million, $4 million and $3 million in 2008, 2009 and 2010, respectively.

Future minimum payments under capital leases and non-cancelable operating leases are as follows as of December 31, 2010 (in millions):

	Capital Leases	Operating Leases
Year ending December 31:
2011	3	23
2012	1	20
2013	1	13
2014	1	6
2015	1	5
Thereafter	—	3

Total minimum lease payments	7	$70

Less: amount representing interest and executory costs	(1)

Present value of capital lease amounts	6
Less: current portion	(2)

Non-current portion	$4

The current and non-current portions of the capital lease obligations are included in accrued liabilities and other liabilities, respectively, in the accompanying consolidated balance sheets.

Purchase Obligations

The following table summarizes the Company’s contractual obligations as of December 31, 2010 (in millions):

		Payment Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Purchase obligations, other than property and equipment (1)	$618	$605	$11	$2	$—
Purchases of property and equipment(2)	55	55	—	—	—

Total	$673	$660	$11	$2	$—

(1)	Purchase obligations, other than property and equipment, include non-cancelable agreements to purchase goods and services.
(2)	Purchases of property and equipment include non-cancelable agreements to procure or construct equipment for the Company.

14. Business Segment and Geographic Information

The Company operates in one reportable segment, the disk drive business. All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, production processes, class of customers and distribution processes. The Company has determined that its Chief Executive Officer is the Company’s chief operating decision maker and he is responsible for reviewing and approving investments in the Company’s technology platforms and manufacturing infrastructure.

Viviti Technologies Ltd.

Notes to Consolidated Financial Statements (continued)

The following table summarizes the Company’s revenue by geographic area, based on the ship-to location of the customer (in millions):

	Years Ended December 31,
	2008	2009	2010
China	$2,761	$2,432	$3,004
United States	926	739	944
Asia	569	453	633
Europe	797	722	800
Other	138	118	129

Total external customers	5,191	4,464	5,510
Hitachi Ltd. and affiliates	391	365	477

Total revenue	$5,582	$4,829	$5,987

One customer accounted for 13%, 12% and 15% of consolidated revenue in 2008, 2009 and 2010, respectively, while another customer accounted for 11% of consolidated revenue in 2009. No other customer accounted for more than 10% of consolidated revenue in any period presented.

One customer accounted for 12%, while another customer accounted for 11% of accounts receivable at December 31, 2008. No single customer accounted for more than 10% of accounts receivable at December 31, 2009. One customer accounted for 16% of accounts receivable at December 31, 2010. No other customer accounted for more than 10% of accounts receivable in any period presented.

The following table summarizes the Company’s long-lived assets, excluding land being readied for sale, based on geographic area (in millions):

	As of December 31,
	2009	2010
China	$429	$465
United States	540	561
Asia	691	751
Other	103	103

Total long-lived assets	$1,763	$1,880

15. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date of December 31, 2010 through February 16, 2011, the date the consolidated financial statements were available to be issued.